UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

AKERS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-190456	22-2983783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Grove Road

Thorofare, NJ 080086

(Address of Principal Executive Offices)

(856) 848-2116

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Akers Biosciences, Inc. (the “Company”) approved the appointment John J. Gormally as Chief Executive Officer of the Company, subject to the terms of conditions of an executed employment agreement. On December 2, 2015, the Company and Mr. Gormally finalized the terms of his employment and entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Gormally will serve as the Company’s Chief Executive Officer. Mr. Gormally shall have such duties, responsibilities and authority as are commensurate and consistent with the position of Chief Executive Officer of a public company.

The Company shall pay Mr. Gormally a salary at a rate of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) per year (the “Base Salary”). In addition, subject to the discretion of the Company’s Compensation Committee and the Board of Directors of the Company (the “Board”), provided that the Employment Agreement has not been terminated, Mr. Gormally shall be eligible for an annual performance-based cash bonus of up to 100% of the Base Salary (the “Cash Incentive Bonus”). Mr. Gormally shall receive certain grants of the Company’s restricted common stock (each an “Incentive Award” and together with the Cash Incentive Bonus, the “Incentive Compensation”) on a bi-annual basis, with such awards expected to be made on or about February 15 and August 15 of each year, under the Company’s Amended and Restated 2013 Incentive Stock and Award Plan. Each Incentive Award will vest as follows: (i) 1/3 will vest on the date of grant; (ii) 1/3 will vest on the first anniversary of the date of grant and (iii) 1/3 shall vest on the second anniversary of the date of grant. The Incentive Awards will be made within the following ranges, in the aggregate, for each such year: (i) for 2016, up to 140,000 shares of restricted common stock, but no less than 27,500 shares of restricted common stock; (ii) for 2017, up to 125,000 shares of restricted common stock, but no less than 25,000 shares of restricted common stock; (iii) for 2018, up to 125,000 shares of restricted common stock, but no less than 25,000 shares of restricted common stock; (iv) for 2019, up to 125,000 shares of restricted common stock, but no less than 25,000 shares of restricted common stock; and (v) for 2020, up to 125,000 shares of restricted common stock, but no less than 25,000 shares of restricted common stock.

The Employment Agreement may be terminated by either party upon thirty (30) days written notice to the other party or sooner upon the parties’ mutual written consent. In the event that Mr. Gormally is terminated without Cause (as defined in the Employment Agreement), including termination pursuant to thirty (30) days written notice, or Mr. Gormally terminates his employment for Good Reason (as defined in the Employment Agreement) the Company shall pay Mr. Gormally severance in accordance to the following: (i) if the date of termination is prior to the four month anniversary of the effective date of the agreement (the “Four Month Anniversary”), Mr. Gormally shall receive no severance; (ii) if the date of termination is after the Four Month Anniversary but prior to the one year anniversary (the “One Year Anniversary”) of the effective date of the Employment Agreement, the Company shall pay Mr. Gormally severance equal to one third (1/3) of his Base Salary; (iii) if the date of termination is on or after the One Year Anniversary but prior to the two year anniversary (the “Two Year Anniversary”) of the effective date of the Employment Agreement, the Company shall pay Mr. Gormally severance equal to one half (1/2) of the Mr. Gormally’s then current Base Salary ; and (iv) if the date of termination is on or after the Two Year Anniversary, the Company shall pay Mr. Gormally severance equal to one year of Mr. Gormally’s then current Base Salary. If Mr. Gormally is terminated for Cause the Company will not pay any severance.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such Employment Agreement, which is attached hereto as Exhibits 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 1.01 is hereby incorporated by reference.

Appointment of Chief Executive Officer

On November 16, 2015, the Company appointed John J. Gormally as Chief Executive Officer of the Company. On December 2, 2015, the Company and Mr. Gormally finalized the terms of his employment and entered into the Employment Agreement, pursuant to which Mr. Gormally will serve as the Company’s Chief Executive Officer.

John J. Gormally, age 59

Mr. Gormally, age 59, has over 30 years of experience as senior management in the healthcare industry. Mr. Gormally joined Becton, Dickinson and Company (“Becton”), a medical technology company that manufactures and sells a range of medical supplies and diagnostic equipment, in 1978 as a senior sales representative. Mr. Gormally served in a wide range of positions with Becton through 2013, focusing primarily on commercialization of Becton’s products and fostering sales growth. From 1999 to 2001, Mr. Gormally served as the Vice President of U.S. Sales and Operations for ConvaTec, a former division of Bristol-Myers Squibb Company. From 2001 to 2002, he served as the Vice President of Global Sales and Marketing for BEI Medical Systems Company, Inc., prior to rejoining Becton from 2002 to 2013. In 2013, Mr. Gormally founded Gormally Elite Medical LLC, a healthcare consulting firm that specializes human resources and developing go-to-market commercialization strategies.

Mr. Gormally earned an undergraduate degree from DeSales University in 1978 and is currently pursuing an MBA from Northeastern University.

In evaluating Mr. Gormally’s experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his extensive experience in the healthcare and medical diagnostic industries.

Family Relationships

Mr. Gormally does not have any family relationships with a current officer or director of the Company.

Related Party Transactions

There are no related party transactions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement between the Company and John J Gormally, dated December 1, 2015.

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKERS BIOSCIENCES, INC.

Date: December 3, 2015	By:	/s/ Raymond F. Akers, Jr., PhD
Raymond F. Akers, Jr., PhD
Executive Chairman